EXHIBIT 99.1

NEWS RELEASE

Superior Uniform Group, Inc.
An American Stock Exchange Listed Company
10055 Seminole Boulevard
Seminole, Florida 33772-2539
Telephone (727) 397-9611
Fax (727) 803-9623

Contact:	Andrew D. Demott, Jr., CFO (727) 803-7135	FOR IMMEDIATE RELEASE

SUPERIOR UNIFORM GROUP REPORTS SECOND QUARTER RESULTS

SEMINOLE, Florida - July 27, 2006 - Superior Uniform Group, Inc., (AMEX: SGC), manufacturer of uniforms, career apparel and accessories, today announced that for the second quarter ended June 30, 2006, sales were $31,504,585 compared with 2005 second quarter sales of $34,858,915. Net income was $629,668 or $.09 per share (diluted), compared with net income of $646,533 or $.09 per share (diluted) in the 2005 second quarter.

For the six months ended June 30, 2006, sales were $62,641,128, compared with sales of $66,716,004 in the six months ended June 30, 2005. Net income for the six months ended June 30, 2006 was $1,181,894 or $.17 per share (diluted), versus a net income of $785,975 or $.10 per share (diluted) in the first six months of 2005.

Michael Benstock, Chief Executive Officer, commented: “Our decrease in sales revenue in the second quarter is attributed to several factors: First, the prior year second quarter included revenues of approximately $1.5 million carried over from the first quarter of 2005 due to the difficulties we encountered in delivering product during the warehouse upgrade. Secondly, approximately $0.9 million in sales to one customer that shipped in the second quarter of 2005 will be shipping in the third quarter of 2006. The remainder of the decline is attributed primarily to lost volume due to service issues experienced early in 2005. These declines have more than offset the additional business that we have added in the hospitality and government services markets in the current period. We are continuing to see increased opportunities in these markets; however, we are still in a position of having to replace business that was lost during the last year primarily as a result of our service

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issues. While we are disappointed with the sales profile of the Company, we continue to see benefits from our prior year cost savings measures and expect to continue to report improved earnings results. We are actively engaged in pursuing our newest sales initiatives, as well as evaluating our sales coverage in all markets. Additionally, our Customer Excellence (C1) program is in full swing and is geared towards improving the customer experience at every point of contact with the Company as we continue to focus our efforts on tapping the potential of our primary markets.”

Superior Uniform Group®, through its Signature marketing brands – Fashion Seal®, Fashion Seal Healthcare™, Martin’s®, Worklon®, Sope Creek® and UniVogue™ – manufactures and sells a wide range of uniforms, image apparel and accessories. Superior specializes in managing comprehensive uniform programs, and is dedicated to servicing the Healthcare, Hospitality, Restaurant/Food Services, Retail Employee I.D., Governmental/Public Safety, Entertainment, Commercial, Transportation, Cleanroom, Corporate Identity and Resortwear markets. For more information, please visit www.superioruniformgroup.com.

Statements contained in this press release which are not historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements are subject to risks and uncertainties, including without limitation those identified in the Company’s SEC filings, which could cause actual results to differ from those projected.

Comparative figures are as follows:

SUPERIOR UNIFORM GROUP, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED SUMMARY OF OPERATIONS

Three Months Ended June 30,

(Unaudited)

	2006	2005
Net sales	$31,504,585	$34,858,915

Costs and expenses:
Cost of goods sold	21,550,704	24,057,231
Selling and administrative expenses	8,858,648	9,663,516
Interest expense	115,565	161,635

	30,524,917	33,882,382

Earnings before taxes on income	979,668	976,533
Taxes on income	350,000	330,000

Net earnings	$629,668	$646,533

Basic net earnings per common share	$0.09	$0.09

Diluted net earnings per common share	$0.09	$0.09

Dividends per common share	$0.135	$0.135

Six Months Ended June 30,

(Unaudited)

	2006	2005
Net sales	$62,641,128	$66,716,004

Costs and expenses:
Cost of goods sold	42,582,114	45,572,844
Selling and administrative expenses	17,891,473	19,643,686
Interest expense	235,647	303,499

	60,709,234	65,520,029

Earnings before taxes on income	1,931,894	1,195,975
Taxes on income	750,000	410,000

Net earnings	$1,181,894	$785,975

Basic net earnings per common share	$0.17	$0.11

Diluted net earnings per common share	$0.17	$0.10

Dividends per common share	$0.27	$0.27

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SUPERIOR UNIFORM GROUP, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

JUNE 30,

(Unaudited)

	2006	2005
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$4,841,570	$152,128
Accounts receivable and other current assets	28,885,598	31,203,207
Inventories	34,036,505	44,895,222

TOTAL CURRENT ASSETS	67,763,673	76,250,557

PROPERTY, PLANT AND EQUIPMENT, NET	16,620,321	21,786,395
GOODWILL	1,617,411	1,617,411
OTHER INTANGIBLE ASSETS	1,131,254	1,369,413
OTHER ASSETS	2,832,631	7,466,794

	$89,965,290	$108,490,570

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$5,776,013	$7,228,239
Accrued expenses	3,625,919	4,181,252
Current portion of long-term debt	1,729,909	1,967,658

TOTAL CURRENT LIABILITIES	11,131,841	13,377,149

LONG-TERM DEBT	2,937,226	8,153,135
DEFERRED INCOME TAXES	809,000	960,000
SHAREHOLDERS’ EQUITY:
Preferred stock, $1 par value - authorized 300,000 shares (none issued)
Common stock, $.001 par value - authorized 50,000,000 shares; issued and outstanding 6,716,564 and 7,445,555, respectively	6,717	7,446
Additional paid-in capital	15,212,000	15,452,463
Retained earnings	59,896,506	70,760,377
Cumulative Comprehensive Income (Loss)	(28,000)	(220,000)

TOTAL SHAREHOLDERS’ EQUITY	75,087,223	86,000,286

	$89,965,290	$108,490,570